PHYLLIS L. COTHRAN
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                    (As amended and restated August 4, 1995)

                  This Agreement is made as of the 4th day of August, 1995, between BLUE CROSS AND BLUE SHIELD OF VIRGINIA, a Virginia nonstock corporation (the "Company"), and PHYLLIS L. COTHRAN, of Richmond, Virginia ("Executive").

                                R E C I T A L S

                  Executive has been employed by the Company or its affiliates since January 31, 1972. Since November 9, 1990, Executive has served as President and Chief Operating Officer of the Company. The Company and Executive are parties to an agreement dated November 1, 1993 (the "Prior Agreement"). The parties desire to amend the Prior Agreement in the manner herein set forth.
                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:



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                                   ARTICLE I
                                   EMPLOYMENT

1.1 Employment. The Company hereby employs Executive as President and Chief Operating Officer of the Company. Executive shall report to the Chief Executive Officer of the Company. Executive shall have the powers, duties, and responsibilities that are customary to the position of Chief Operating Officer and such other duties as may be assigned to her by the Chief Executive Officer. Executive shall devote her full business time and efforts to the business and affairs of the Company and its affiliates; provided, however, that this provision shall not preclude Executive from serving as a director of any other corporation or other organization involving no conflict of interest with the interests of the Company. All such director ships shall be disclosed to and reviewed by the Chief Executive Officer of the Company.
                  1.2 At Will Employment. Executive's employment hereunder is at will. Executive may resign at any time, and the Chief Executive Officer of the Company may discharge Executive at any time, with or without cause.



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                                   ARTICLE II
                           COMPENSATION AND BENEFITS

2.1 Base Salary. Executive's base salary shall be determined from time to time by the Human Resources, Compensation and Employee Benefits Committee (the "Committee") upon recommendation from the Chief Executive Officer of the Company.
                  2.2      Incentive Compensation.  Executive will
participate in the Company's Annual Incentive Program for Officers and in any similar incentive plans that are made available to senior executives of the Company.

                  2.3 Annual Reviews. Effective each January 1 during the term of this Agreement, the Chief Executive Officer of the Company will review Executive's performance as President and Chief Operating Officer and will recommend to the Committee the amount of Executive's annual increase in base salary, if any, as may be appropriate and in accordance with the Company's regular salary administration program. The Committee shall determine the amount of any such annual increase.

                  2.4 Participation in Employee Benefit Plans. While employed by the Company, Executive shall be entitled to partici pate in the Company's Non-Contributory Retirement Program, the Employees' Thrift Plan, the split-dollar life insurance program, the group health insurance program, the group term life insurance program, and the disability insurance program. In addition, the Company shall provide to Executive an automobile and gasoline allowance, tax and financial planning services, and reimbursement for club dues and other business expenses.

                                  ARTICLE III
                                   DISABILITY

3.1 Supplemental Disability Payment. If Executive becomes disabled while employed by the Company and is entitled to receive benefits under the Company's Long-Term Disability Program, then the Company will pay to Executive a Monthly Supplemental Disability Benefit (as hereinafter defined) for so long as Executive is entitled to receive disability payments under the Company's Long-Term Disability Program (or under any similar disability program maintained by the Company). The amount of the Monthly Supplemental Disability Benefit shall be equal to the difference between (i) one-twelfth (1/12) of sixty percent (60%)



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of Executive's annual base salary for the year in which Executive becomes disabled and (ii) the amount of the monthly disability benefit payable to Executive under the Company's Long-Term Disability Program.

                                   ARTICLE IV
                 SEVERANCE PAYMENT AND EMPLOYMENT BENEFIT TRUST

                 4.1  Severance Payment.
                           (a)      Upon a Termination Event, as defined in
Section 4.1(b) below, the Company will pay the Severance Payment, as defined in
Section 4.1(c) below to Executive.
                           (b)      The term "Termination Event" shall mean the
following: (i) The termination of Executive's employment with the Company for any reason other than by reason of Executive's resignation; and (ii) The termination of Executive's employment with the Company by reason of Executive's resignation, but only if Executive shall have given the Company at least six (6) months prior written notice of such resignation. The term "Termination Event" shall not include the termination of Executive's employment with the Company by reason of Executive's resignation



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if Executive shall not have given the Company at least six (6) months prior written notice of such resignation.
                           (c)      The term "Severance Payment" shall mean a
payment equal to three times the Annual Compensation of Executive as defined in
Section 4.1(d) below.
                           (d)      The term "Annual Compensation of Executive"
shall mean the highest amount of cash compensation (including, without limitation, salary and bonus) received by Executive with respect to one of the three calendar years immediately preceding the Termination Event. The Annual Compensation of Executive for a calendar year shall include (i) salary payments paid to Executive during the calendar year in question, and (ii) bonus or other incentive compensation payments which are based upon performance during the calendar year in question, but which are paid after the calendar year in question.
                  4.2 Establishment of Employment Benefit Trust. The Company has established an Employment Benefit Trust (the "Trust") for the benefit of Executive and other key executives of the Company. The form of Trust Agreement is attached as Exhibit A. In order to provide benefits to Executive, the Company has transferred to the Trust the assets and amounts specified in



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paragraph 4.3 and has instructed the trustee of the Trust to maintain such assets and amounts in a separate account for the benefit of Executive (the "Account").
                  4.3      Assets and Amounts Transferred to the Trust.
                           (a) Prior to the execution of the Prior Agreement,
the Company transferred to the Trust all of the assets held in the account established for Executive under the Agreement between the Company and Executive dated December 12, 1990, and certain additional amounts that were authorized by the Board of Directors on December 9, 1992, and were transferred to the Trust on or about July 27, 1993.
                           (b)      The strategy of the Company is to expand by
acquiring, merging, or affiliating with other Blue Cross and Blue Shield plans, insurance companies, and managed care companies. If the Executive Committee or the Board of Directors determines that Executive's duties have expanded because of such acquisitions, mergers or affiliations or for other reasons, then the Executive Committee or the Board of Directors may make additional contributions to the Trust in recognition of such expanded duties.



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                  4.4 Investment of Amounts Transferred to the Trust. The
Company shall from time to time appoint an investment manager (the "Investment Manager") to invest and manage the assets of the Trust. The initial Investment Manager will be James W. Copley, Jr., President, Consolidated Investment Corporation. The Company, acting through the Investment Manager, shall have sole discretion to select investments for the Trust. Annually, the Investment Manager will report the investments made in the Trust to the Chairman of the Executive Committee and will confer with him about the investment policy for the Trust. Executive shall have no right to have any particular investment made in the Trust. The Company shall bear all risk of gain or loss with respect to the investments made in the Trust. Such gains or losses shall not affect the amount of the Severance Payment.
                  4.5 Fees, Expenses, and Taxes. The Company shall pay the fees and expenses of the Investment Manager for its services and the fees and expenses of the trustee of the Trust for its services. All fees, commissions, and expenses resulting from transactions made in the Trust shall be paid from assets held in the Trust to the extent such assets are available, but if such assets are insufficient to pay such sums, such sums shall be paid



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by the Company from its other funds. Income taxes incurred by the Company as the result of transactions made in the Trust shall be paid by the Company and shall not be charged to the Trust.

                  4.6      Distribution of the Assets in the Trust.
                           (a)      Upon a Termination Event, the trustee of the
Trust may either: (1) transfer the assets held in the trust for Executive's benefit to Executive in kind to the extent of the Severance Payment; or (2) sell all or part of such assets and distribute the sales proceeds to Executive to the extent of the Severance Payment. If any asset distributed to Executive in kind does not have a readily ascertainable fair market value, the Company may at its expense have such asset appraised by an independent appraiser, and the Company and Executive agree to be bound by such appraisal for all purposes under this Agreement (including Federal and state income tax filings). To the extent the value of such assets transferred to Executive in kind or such proceeds distributed to Executive (as the case may be) is insufficient to fund the Severance Payment, the Company shall pay the balance of the Severance Payment to Executive in immediately available funds. To the extent that the value of such assets or



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such proceeds (as the case may be) exceeds the Severance Payment, such assets or such proceeds (as the case may be) shall be distributed to the Company. If the Termination Event is the result of the death of Executive, then the distribution under this paragraph shall be made to Executive's personal representative.
                           (b)      In consideration of the Severance Payment to
Executive, Executive agrees that she will not, prior to the expiration of three
(3) years following the termination of her employment, become an officer, director, or employee of, or consultant to, or 10% or more owner of, any entity that competes with the Company in any business in which the Company is engaged as of the date of the termination of Executive's employment; provided, however, that if the Company terminates Executive's employment without cause, then this covenant not to compete shall not be applicable. For purposes of this Agreement, termination without cause means termination for any reason other than continued neglect by Executive of her duties hereunder or willful misconduct by Executive in the performance of her duties hereunder. Executive agrees that in the event of a breach by Executive of this covenant not to compete, the Company's remedies



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at law will be inadequate and that the Company will be entitled to appropriate equitable relief, including an injunction restraining such breach. If Executive so requests, the Executive Committee is authorized to determine by written communication to Executive, that a particular activity that Executive proposes to engage in does not constitute competition with the Company within the meaning of this paragraph and such determination shall be conclusive and binding on the parties to this Agreement.
                  4.7 Beneficial Ownership. Unless and until the assets held in the Account are distributed to Executive pursuant to Section 4.6(a) of this Agreement, beneficial ownership of all assets in the Account shall remain with the Company, and Executive shall have no property interest in any such assets.

                                   ARTICLE V
                                 MISCELLANEOUS

5.1 Termination of Prior Agreements. This Agreement constitutes the entire agreement between the parties respecting the subject matter of Executive's employment and supersedes all prior agreements, written or oral.



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                  5.2 Notices. Any notice required or permitted here under shall be in writing and shall be deemed given if delivered personally or mailed, registered or certified mail, as follows:
                           (a) If to the Company, to: Chief Executive Officer, Blue Cross and Blue Shield of Virginia, 2015 Staples Mill Road, Post
                                    Office Box 27401, Richmond, Virginia 23279.
                           (b) If to Executive, to her last address shown on the records of the Company.
                  5.3 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respec tive heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.
                  5.4 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.



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                  5.5      Amendment.  This Agreement may be amended only by
a written instrument signed by the parties hereto.
                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                       BLUE CROSS AND BLUE SHIELD OF
                       VIRGINIA


                       By:     /s/ John L. Colley, Jr.
                            -----------------------------
                                John L. Colley, Jr.
                                Chairman of the Human
                                Resources, Compensation and
                                Employee Benefits Committee




                                  /s/ Phyllis L. Cothran
                                -------------------------
                                Phyllis L. Cothran




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